                                   COHR INC.
                              21540 PLUMMER STREET
                       CHATSWORTH, CALIFORNIA 91311-4103
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 14, 1998
                            ------------------------

TO THE STOCKHOLDERS:

     The annual meeting of stockholders of COHR Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate offices at 21540 Plummer Street, Chatsworth, California on Friday, August 14, 1998 at 11:00 a.m., California Time, for the following purposes:

     1. To elect three directors to serve until the 2001 annual meeting and until their successors are duly elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending March 31, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on July 22, 1998 will be entitled to notice of and to vote at the meeting and any and all adjournments or postponements. Each of these stockholders is cordially invited to be present and vote at the meeting in person. A list of these stockholders will be available commencing August 3, 1998 at the offices of the Company for examination by any stockholder for any purpose germane to the annual meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. IT IS IMPORTANT TO RETURN YOUR PROXY CARD BECAUSE A MAJORITY OF THE SHARES MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU SEND IN YOUR PROXY NOW.

                                          By Order of the Directors

                                          Daniel F. Clark
                                          Chief Financial Officer,
                                          Executive Vice President,
                                          Finance and Secretary

                   The date of this Notice is July 24, 1998.

                                   COHR INC.
                              21540 PLUMMER STREET
                       CHATSWORTH, CALIFORNIA 91311-4103
                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 14, 1998
                            ------------------------

     Your proxy in the enclosed form is solicited by the Board of Directors of COHR Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Friday, August 14, 1998 at 11:00 a.m., California Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment or postponement of that meeting. The Annual Meeting will be held at the Company's corporate offices at 21540 Plummer Street, Chatsworth, California. The complete mailing address of the principal executive offices of the Company is indicated above.

     This Proxy Statement, the foregoing Notice and the accompanying form of Proxy were mailed on or about July 24, 1998 to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

VOTING AND REVOCABILITY OF PROXIES; SOLICITATION

     The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Annual Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted FOR the election of directors nominated by management as set forth in this Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended as to a stockholder if such stockholder executing the proxy is present at the Annual Meeting and votes in person.

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Solicitation will be made primarily by mail but stockholders may be solicited by telephone, facsimile or personal contact. The directors may retain the services of a proxy-soliciting firm for soliciting proxies from those entities holding shares in street name, at a cost estimated not to exceed $4,500 plus out-of-pocket expenses. In addition to the solicitation of proxies by use of the mails, officers, directors and employees of the Company may solicit proxies by written communications, telephone, facsimile or personal contact. Such persons will receive no special compensation for any solicitation activities.

RECORD DATE

     Stockholders of record at the close of business on July 22, 1998 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

VOTING SECURITIES; QUORUM

     The outstanding securities of the Company at July 22, 1998 consisted of 6,433,189 shares of Common Stock, $0.01 par value per share ("Common Stock"). Each stockholder of record at the close of business on July 22, 1998 is entitled to one vote for each share of Common Stock then held. As permitted under Delaware law, the Bylaws of the Company do not provide for cumulative voting for the election of directors.

     The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date constitutes the quorum required to transact business at the Annual Meeting. Under Delaware law, abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present shall be sufficient to elect three nominees as directors. Abstentions and broker "non-votes" are not counted for purposes of the election of directors. The affirmative vote by the holders of the majority of the Common Stock present in person or represented by proxy and entitled to vote on the matter is required to approve any other matter to be acted upon at the Annual Meeting. An abstention is counted as a vote against and a broker "non-vote" is not counted for purposes of approving such other matters to be acted upon at the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder desiring to have a proposal included in the management proxy statement and form of proxy for the 1999 annual meeting of stockholders must submit that proposal in writing to the corporate offices of the Company by March 26, 1999. Any stockholder desiring to submit a proposal or director nomination not for inclusion in the management proxy statement and form of proxy for the 1999 annual meeting of stockholders must submit the proposal or nomination not less than 150 days prior to the date of that meeting. The Bylaws of the Company require that such a proposal state with specificity the nature of the action sought, including the form and text of proposed resolutions, reasonable explanations of the need for the action to be taken and the age and business background and qualifications of a nominee for director. The Bylaws of the Company further provide that whether a proposal so submitted shall be presented for action at a meeting of the stockholders shall be at the sole discretion of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of July 10, 1998 by all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock, by each director, by each person who served during the last fiscal year as the Company's Chief Executive Officer, by each of the four most highly compensated executive officers other than the Chief Executive Officer and by all directors and executive officers as a group. Except as noted in the footnotes, such figures are based upon information furnished by the persons named.

                                                                 SHARES         PERCENT
                                                              BENEFICIALLY         OF
                    BENEFICIAL OWNER(1)                         OWNED(2)        TOTAL(3)
                    -------------------                       ------------      --------
Citicorp....................................................     342,400(4)        5.3%
  Citibank, N.A
  399 Park Avenue, New York, New York 10043
Wayne M. Cooperman..........................................     347,700(5)        5.4%
Ricky C. Sandler
  c/o Fusion Capital Management
  237 Park Avenue, Suite 801, New York, New York 10017
Healthcare Association of Southern California...............     803,030(6)       12.5%
  515 S. Figueroa Street, Suite 1300, Los Angeles,
  California 90017
Franklin Resources, Inc., Charles B. Johnson, Rupert H.
  Johnson, Jr.,.............................................   1,472,900(7)       22.9%
  Franklin Advisers, Inc. and Franklin Advisory Services,
  Inc.
  777 Mariners Island Boulevard, San Mateo, California 94404
Pioneering Management Corporation...........................     520,000(8)        8.1%
  60 State Street, Boston, Massachusetts 02109
Strong Capital Management, Inc. and Richard S. Strong.......   1,794,825(9)       27.9%
  100 Heritage Reserve, Menomonee Falls, Wisconsin 53051
Raymond E. List.............................................      31,250             *
Lynn P. Reitnouer...........................................      70,000(10)       1.1%
Ronnie J. Messenger.........................................      25,000             *
Stephen W. Gamble...........................................      56,500             *
James D. Barber.............................................      32,000             *
Frederick C. Meyer..........................................      25,000             *
Louis A. Simpson............................................      70,000(11)       1.1%
Stephen W. Ritterbush.......................................      22,917             *
David Manigault.............................................      22,938             *
Aviva Truesdell.............................................      17,700             *
Paul Chopra.................................................     191,875           2.9%
Sandy D. Morford............................................       7,250(12)         *
Haresh S. Satiani(13).......................................           0             *
All directors and executive officers as a group (16
  persons)..................................................     429,075(14)       6.3%

---------------
  *  Less than one percent.

 (1) Except as noted below, the directors and officers named in the foregoing table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. There are no family relationships among any of the directors and officers.

 (2) Includes shares which may be acquired within 60 days after July 10, 1998 upon exercise of stock options as follows: Mr. List, 31,250 shares; Mr. Reitnouer, 45,000 shares; Mr. Messenger, 25,000 shares; Mr. Gamble, 52,500 shares; Mr. Barber, 25,000 shares; Mr. Meyer, 25,000 shares; Mr. Simpson, 25,000 shares; Mr. Ritterbush, 22,917 shares; Mr. Manigault, 22,938 shares; Ms. Truesdell, 17,500 shares; Mr. Chopra, 191,875 shares; Mr. Morford, 6,250 shares.

 (3) In computing the percentage ownership of the shares beneficially owned by a person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable within

     60 days of July 10, 1998, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

 (4) Citibank, N.A. is a wholly-owned subsidiary of Citicorp. Citibank, N.A. has shared voting and dispositive power with respect to these shares. Citicorp has no voting or dispositive power as to any of these shares. This information is based on a Schedule 13G filed by Citicorp and Citibank, N.A. reporting such beneficial ownership as of April 30, 1998.

 (5) Wayne M. Cooperman and Ricky C. Sandler have shared voting and dispositive power with respect to these shares. This information is based on a Schedule 13G filed by Messrs. Cooperman and Sandler on June 30, 1998.

 (6) This information is based on a questionnaire completed by the Healthcare Association of Southern California on May 14, 1998.

 (7) Franklin Advisory Services, Inc.'s principal business office address is One Parker Plaza, Sixteenth Floor, Fort Lee, New Jersey 07024. These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over these shares owned by such advisory clients. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") are the principal shareholders of FRI. The Adviser Subsidiaries, FRI and the Principal Shareholders may be deemed to be the beneficial owner of these shares. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic or beneficial ownership in any of these shares. Franklin Advisers, Inc. has sole voting and sole dispositive power with respect to 830,500 of these shares and Franklin Advisory Services, Inc. has sole voting power with respect to 300,000 of these shares and sole dispositive power with respect to 642,400 of these shares. This information is based on a Schedule 13G filed by FRI, the Principal Shareholders, Franklin Advisers, Inc. and Franklin Advisory Services, Inc. on May 8, 1998.

 (8) This information is based on a questionnaire completed by Pioneering Management Corporation on May 15, 1998.

 (9) Richard S. Strong is Chairman of the Board of Strong Capital Management, Inc. and principal shareholder of Strong Capital Management, Inc. Mr. Strong may be deemed to be the beneficial owner of these shares. This information is based on a Schedule 13G filed by Strong Capital Management, Inc. and Richard S. Strong on March 10, 1998.

(10) Includes 1,270 shares owned by Winslow C. Reitnouer, Mr. Reitnouer's wife. Mr. Reitnouer disclaims beneficial ownership of such shares.

(11) Includes 6,000 shares held in a trust of which Mr. Simpson is a co-trustee.

(12) Mr. Morford left the Company on June 2, 1998. Any exercisable options held by Mr. Morford will expire on September 2, 1998 if not exercised on or before that date.

(13) Mr. Satiani left the Company on June 2, 1998.

(14) Does not include shares beneficially owned by Mr. Chopra, who resigned as a director effective July 17, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Daniel F. Clark filed his Form 3 approximately two months late. Michael I. Matsuura, a former member of Board of Directors, filed his Form 5 three days late. David Roesler reported five transactions on Form 5 and that should have been reported on Form 4. Three of Mr. Roesler's transactions were reported approximately five months late, one transaction approximately six months late and one transaction approximately eight months late. Based upon a review of Forms 3, 4 and 5, and written representations of the Company's directors, executive officers and certain 10% stockholders as to whether Forms 5 were required to be filed by them, the Company believes that all other reports required pursuant to Section 16(a) with respect to the fiscal year ended March 31, 1998 were timely filed.

                       REMUNERATION OF EXECUTIVE OFFICERS

     The Company has retained the services of each of Messrs. List, Ritterbush and Socha in the capacities of President and Chief Executive Officer, Managing Director, and Executive Vice President, Operations, respectively, pursuant to arrangements commencing as of June 2, 1998 for a term until September 1, 1998, at which time the employment arrangements may be extended by mutual agreement or be terminated by either party. Under these arrangements, Messrs. List and Socha are full-time employees; Mr. Ritterbush is to devote one half of his time to Company matters. Each of the three is paid monthly base compensation of $10,000, and is entitled to other benefits generally afforded officers of the Company, including medical, health and dental benefits and to reimbursement for all reasonable business travel.

     Additionally, and as an inducement essential to entering into the employment arrangements with the Company, each of Messrs. List, Ritterbush and Socha were granted options to purchase 125,000, 91,667 and 108,333, shares respectively of the Company's Common Stock at an exercise price of $7.00 per share. The options expire on June 1, 2008 and such options are currently vested as to 25% and become 50% vested on June 2, 1999, 75% vested on June 2, 2000 and 100% vested on June 2, 2001. In the event of a change of control, as defined in the Company's 1996 Stock Option Plan (generally, in the event of certain acquisitions of 40% or more of the Company's outstanding Common Stock, certain mergers which result in the Company's stockholders owning less than 60% of the surviving corporation, a sale of all or substantially all of the Company's assets or certain changes of a majority of the directors of the Company), prior to the third anniversary of the date of grant the options become 100% vested. The options are non-transferable, except to certain family members. The options were not granted under an existing benefit or stock option plan of the Company.

     In addition, the Company entered into a management services agreement dated as of June 3, 1998, between the Company and Fairfax Consulting Company LLC, a newly formed Delaware limited liability company ("Fairfax Consulting"), pursuant to which Fairfax Consulting provides the management, executive and consulting services of certain professionals (the "Professionals"), other than Messrs. List and Socha, a minimum of two business days each month as requested by the Company. For such services Fairfax Consulting is paid $15,000 for certain prior expenses and a fee based on the number of hours spent by certain of the Professionals multiplied by an hourly rate, which ranges from $100 to $200 per hour depending on which of the Professionals provided the services. To the extent Mr. Ritterbush expends more than 50% of his time on Company matters, such time in excess of 50% is also billed to the Company on an hourly basis. The management services agreement has a term which expires on September 1, 1998, at which time it can be extended by mutual agreement or terminated by either party.

     Raymond E. List, Chief Executive Officer and a director of the Company, and Steve Ritterbush, Managing Director and a director of the Company, are two of the four managing-members of Fairfax Consulting. Louis A. Simpson, a director of the Company, has invested as a non-manager member with Fairfax Management Company II, LLC, which has the same managing-members as Fairfax Consulting.

     The parties have commenced preliminary discussions regarding extending for a longer term the arrangements described above with Messrs. List, Ritterbush and Socha and with Fairfax Consulting.

EXECUTIVE OFFICERS

     Information listed under the Caption "Executive Officers" under Item 10 of
Part III of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, as filed with the Securities and Exchange Commission, is incorporated in this Proxy Statement by reference.

SUMMARY OF COMPENSATION

     The following table summarizes the compensation paid or accrued during the three most recent fiscal years to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 1998 on March 31, 1998 and whose remuneration in all capacities to the Company exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                -------------------------------
                                                                                      AWARDS          PAYOUTS
                                                  ANNUAL COMPENSATION           ------------------   ----------
                                           ----------------------------------    NUMBER OF SHARES
                                                                    OTHER        OF COMMON STOCK
                                                                    ANNUAL      UNDERLYING OPTIONS      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR    SALARY     BONUS     COMPENSATION        GRANTED         PAYOUTS(1)   COMPENSATION
---------------------------  -----------   --------   --------   ------------   ------------------   ----------   ------------
David Manigault,                1998       $244,242   $      0           *            10,000          $      0      $13,763(2)
  Senior Vice President         1997        204,355          0     $24,562(3)         10,000                 0       11,874
  and Chief Information         1996        142,507          0           *            27,500                 0        9,443
  Officer
Aviva Truesdell,                1998       $160,477   $      0     $20,808(4)              0          $      0      $13,302(5)
  Senior Vice President         1997        171,159          0           *                 0                 0       12,403
                                1996        150,921          0           *            20,000                 0       10,094
Stephen W. Gamble,              1998       $159,423   $ 16,000     $ 3,341(6)         40,000(7)       $      0      $53,280(8)
  Former Interim Chief
  Executive Officer
Paul Chopra,                    1998       $375,000   $      0           *            65,000          $      0      $19,179(10)
  Former Chairman of the        1997        295,008          0           *            20,000           212,254       15,699
  Board and Chief               1996        265,008    280,000(11)         *         230,000           168,645       12,500
  Executive Officer(9)
Sandy D. Morford,               1998       $256,645   $      0           *            25,000          $      0      $14,522(13)
  Former President and          1997        288,838          0     $34,147(14)        10,000                 0       13,735
  Chief Operating               1996        257,880          0           *            37,500                 0       12,800
  Officer(12)
Haresh S. Satiani,              1998       $188,449   $ 10,000     $24,507(15)             0          $      0      $10,158(16)
  Former Senior                 1997        193,929          0           *                 0                 0        7,623
  Vice President (12)           1996        173,971          0           *            15,000                 0        7,327

---------------
  * In accordance with Securities and Exchange Commission regulations, "Other Annual Compensation" is omitted for each executive officer who received no such compensation or who received only perquisites and other personal benefits, securities or property not exceeding the lesser of $50,000 or 10% of such executive officer's total annual salary and bonus.

 (1) The Executive Long-Term Incentive Plan (the "LTIP"), administered jointly with Healthcare Association of Southern California, provided that Mr. Chopra be awarded a bonus to range from $62,008 to $380,899 if actual cumulative revenues of the Company for the period commencing April 1, 1993 through March 31, 1996 reached or exceeded certain scheduled anticipated cumulative revenues. Under the LTIP, at no time could the sum of all awards paid to all participants in the LTIP be greater than 6.5% of the Company's earnings before taxes and dividends. Pursuant to the LTIP, $212,254 was paid to Mr. Chopra in June 1996, at which time the LTIP terminated.

 (2) Includes $563, $8,250 and $4,950 for the Company portion of term life insurance premiums, the Company contribution to the pension plan and the Company matching contribution to the 401(k) plan, respectively.

 (3) Includes $17,307 for accrued vacation time and $7,255 for personal use of a Company automobile.

 (4) Includes $18,830 for accrued vacation time and $1,978 for personal use of a Company automobile.

 (5) Includes $1,782, $7,200 and $4,320 for the Company portion of term life insurance premiums, the Company contribution to the pension plan and the Company matching contribution to the 401(k) plan, respectively.

 (6) Automobile allowance.

 (7) Options granted to Mr. Gamble in his capacity as a non-employee director prior to his appointment as interim Chief Executive Officer are not included.

 (8) Consulting fees paid to Mr. Gamble for strategic planning services.

 (9) See the discussion of Mr. Chopra's employment agreement and the Standstill Agreement described in the following section entitled "Employment Agreements."

(10) Includes $4,779, $9,000 and $5,400 for the Company portion of term life insurance premiums, the Company contribution to the pension plan and the Company matching contribution to the 401(k) plan, respectively.

(11) Paid in fiscal 1997 for performance in fiscal 1996.

(12) Messrs. Morford and Satiani left the Company on June 2, 1998.

(13) Includes $1,122, $8,375 and $5,025 for the Company portion of term life insurance premiums, the Company contribution to the pension plan and the Company matching contribution to the 401(k) plan, respectively.

(14) Includes $24,230 for accrued vacation time, $6,451 for personal use of a Company automobile and $3,466 in payments in excess of the maximum permitted annual Company contributions to the Company's pension and 401(k) plans.

(15) Includes $17,307 for accrued vacation time, $6,900 for an automobile allowance and $300 in payments in excess of the maximum permitted annual Company contributions to the Company's pension and 401(k) plans.

(16) Includes $808, $4,250 and $5,100 for the Company portion of term life insurance premiums, the Company contribution to the pension plan and the Company matching contribution to the 401(k) plan, respectively.

EMPLOYMENT AGREEMENTS

     On January 1, 1996, Paul Chopra, the Company's then President and Chief Executive Officer, entered into a five-year employment agreement with the Company. The agreement is subject to earlier termination by Mr. Chopra or the Company with or without cause (as cause is defined in the employment agreement). The agreement provides for a minimum base salary of $265,000 and annual bonuses conditioned on the Company's achievement of certain performance criteria established by the Compensation Committee. The agreement also provides that during the agreement's term the Board will nominate Mr. Chopra for election to the Board by the Company's stockholders. If Mr. Chopra is terminated by the Company without cause, or Mr. Chopra terminates the agreement for cause, or if the agreement is not renewed by the Company, or Mr. Chopra elects to terminate following receipt of the Company's notice of non-renewal, or in the event of a change of control, the agreement provides that Mr. Chopra will receive as severance (i) a lump sum payment equal to three years of base salary and bonuses and (ii) employee benefits for the period ending three years following termination (the "Severance Payment"). Change of control is defined in the agreement as any person (other than an employee benefit plan of the Company or Healthcare Association of Southern California) becoming the holder of one-third or more of the voting power of the Company's securities, a merger or consolidation whereby the then current stockholders hold less than a majority of the voting power of the surviving entity, a complete liquidation or agreement for sale of all or substantially all of the assets of the Company or a change in the composition of the Board of Directors over any consecutive 36-month period which results in a majority of the Board being comprised of persons who were not nominated by the Board of Directors of the Company. Should any excise tax be imposed under Section 4999 of the Internal Revenue Code for "excess parachute payments" due Mr. Chopra in the event of certain changes of ownership or control of the Company, the employment agreement provides that the Company shall pay such additional compensation as is necessary to put Mr. Chopra in the same after-tax position were no such excise tax paid or incurred.

     In November of 1997, Mr. Chopra was replaced as the Chairman of the Board and as the Chief Executive Officer of the Company. Mr. Chopra resigned as a director of the Company effective July 17, 1997. Mr. Chopra has made a claim for the Severance Payment under his Employment Agreement, but the Company has not made any such payment. Effective as of April 3, 1998, Mr. Chopra and the Company entered into a Standstill Agreement pursuant to which each party has agreed that the passage of time will not waive or prejudice the rights of either of the parties with respect to the termination of Mr. Chopra's employment or the consequences thereof. Until the termination of the Standstill Agreement, the Company will continue to pay the premiums on all medical and dental insurance coverages for Mr. Chopra and his family, pay Mr. Chopra $10,000 per month and the Company will continue to make the lease payments on his Company car. Except as provided in the prior sentence, the Company is not obligated to make any further payments, including the Severance Payment under the Employment Agreement. The Standstill Agreement shall terminate on the earliest of 14 days after either party gives written notice of termination or November 10, 1998, at which time each party will have all rights and obligations it had as of the effective date of the agreement.

     The Company is a party to an employment agreement with Ms. Truesdell as Senior Vice President effective as of March 1, 1998 (the "Truesdell Agreement"). Pursuant to the Truesdell Agreement, Ms. Truesdell is entitled to an annual base salary of $144,000 and, at the discretion of the Board of Directors, an annual bonus. The Truesdell Agreement terminates on February 28, 1999, except that on February 28, 1999 the term shall be automatically extended for a one-year period, unless no later than 30 days prior to such expiration date, either party has provided notice that it does not wish to extend the Truesdell Agreement. If during the term of the Truesdell Agreement, Ms. Truesdell's employment is terminated for any reason, other than for cause, or she is permanently relocated without her consent outside of the Greater Los Angeles area or her responsibilities and salary are materially reduced and she resigns within three months of notification of either of the foregoing and executes a mutual release, she shall be entitled to receive severance benefits as follows -- she shall receive a minimum of 12 months of base salary and continued health benefits, although health benefit coverage shall terminate to the extent she is entitled to such coverage by any subsequent employer. Ms. Truesdell has also agreed not to solicit Company management to discontinue working for the Company for the purpose of working for any subsequent employer of Ms. Truesdell which is a competitor of the Company for a one year period after her termination of employment.

OPTIONS

     The following table sets forth information regarding grants of stock options in the fiscal year ended March 31, 1998 to the named executive officers.

                    STOCK OPTION GRANTS IN 1998 FISCAL YEAR

                                            INDIVIDUAL GRANTS
                        ----------------------------------------------------------
                                              % OF TOTAL                              POTENTIAL REALIZABLE VALUE AT
                                               OPTIONS                                   ASSUMED ANNUAL RATES OF
                         NUMBER OF SHARES     GRANTED TO                               STOCK PRICE APPRECIATION FOR
                         OF COMMON STOCK     EMPLOYEES IN   EXERCISE                         OPTION TERM (2)
                        UNDERLYING OPTIONS   1998 FISCAL      PRICE     EXPIRATION    ------------------------------
         NAME                GRANTED           YEAR(1)      PER SHARE      DATE            5%              10%
         ----           ------------------   ------------   ---------   ----------    ------------    --------------
David Manigault.......        10,000              6.1%       $19 5/8     07/29/07       $123,400        $  312,900
Stephen W. Gamble.....        40,000(3)          24.2%       $11 3/4     11/17/07       $296,000        $  748,800
Paul Chopra...........        65,000             39.4%       $19 5/8     07/29/07       $802,100        $2,033,850
Sandy D. Morford......        25,000             15.2%       $19 5/8    09/02/98(4)     $308,500        $  782,250

---------------
(1) Total number of shares subject to options granted to employees in fiscal 1998 was 165,000, which excludes options granted to non-employee directors.

(2) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in fiscal 1998, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Options granted to Mr. Gamble in his capacity as a non-employee director prior to his appointment as interim Chief Executive Officer are not included.

(4) Mr. Morford's option will expire 3 months from the date his employment with the Company terminated.

     The following table sets forth information regarding the exercise of stock options by the named executive officers during the fiscal year ended March 31, 1998 and the value of unexercised options at the end of such fiscal year.

                   AGGREGATED OPTION VALUES AT MARCH 31, 1998

                                                                         VALUE OF UNEXERCISED
                                                   NUMBER OF                 IN-THE-MONEY
                                              UNEXERCISED OPTIONS             OPTIONS AT
                                               AT MARCH 31, 1998          MARCH 31, 1998(1)
                                              -------------------        --------------------
                                                 EXERCISABLE/                EXERCISABLE/
                    NAME                         UNEXERCISABLE              UNEXERCISABLE
                    ----                      -------------------        --------------------
David Manigault.............................     22,938/17,562             $ 51,572/$ 7,366
Aviva Truesdell.............................     17,500/ 2,500             $ 50,312/$ 7,187
Stephen W. Gamble...........................        40,000/0(2)                $0/$0
Paul Chopra.................................    191,875/88,125             $490,547/$70,078
Sandy D. Morford(3).........................     41,563/30,937             $ 94,337/$13,478
Haresh S. Satiani(4)........................     13,125/ 1,875             $ 37,734/$ 5,391

---------------
(1) Based on the $11.875 closing price of the Company's Common Stock on The Nasdaq Stock Market on March 31, 1998. The closing price of the Company's Common Stock on July 14, 1998 was $5.50.

(2) Options granted to Mr. Gamble in his capacity as a non-employee director prior to his appointment as Interim Chief Executive Officer are not included.

(3) The vested and unvested portions of Mr. Morford's options to purchase 47,500 shares expired on July 2, 1998, 30 days after he left the Company. Mr. Morford's remaining exercisable options will expire on September 2, 1998 if not exercised on or before that date.

(4) Mr. Satiani's options expired on July 2, 1998, 30 days after he left the Company.

                 REPORT OF THE COMPENSATION COMMITTEE REGARDING
                        OFFICER SALARIES IN FISCAL 1998

     The Compensation Committee of the Board of Directors reviews and approves base salaries, cash bonuses and other benefits payable to the Company's named executive officers and administers the Company's 1995 Stock Option Plan and the 1996 Stock Option Plan. The Compensation Committee is intended to be comprised of non-employee directors for the purposes of Rule 16b-3 under Section 16(b) of the Securities and Exchange Act of 1934.

     The philosophy used by the Compensation Committee in establishing compensation for executive officers, including the Chief Executive Officer, is to attract, motivate and retain qualified executives through the payment of competitive base salaries and reward contributions toward company performance and stockholder value through annual bonuses and stock ownership.

     The Compensation Committee believes that, because the Chief Executive Officer is responsible for the overall operations of the Company, his performance and pay should be based on the Company as a whole, determined primarily by reference to the Company's operating results and net income, and his contributions to the long-term success and stockholder value of the Company. Adjustments to the Chief Executive Officer's salary are influenced accordingly. In addition, the Compensation Committee believes that stock options and ownership should be a significant aspect of the Chief Executive Officer's total compensation potential and that his annual bonus should have a quantitative component, based on such items as earnings per share and return on investment and a qualitative component based on an assessment of the CEO's leadership efforts to build the long-term economic value of the corporation, the degree of difficulty encountered by management in building long-term value posed by national and local economic conditions generally and other unforeseen circumstances, the Committee's evaluation of the CEO's skill and judgment in carrying out his assigned duties and the Company's own historic patterns of remuneration compared with competitors' practices. The Compensation Committee also considers the advice of compensation consultants.

     Salaries of executive officers, other than the Chief Executive Officer, have been established by the Chief Executive Officer within parameters discussed with the Compensation Committee and are influenced by such factors as salaries paid by similar companies for similar positions, the skills, training and experience of the individual executive officer, the availability of persons with similar abilities and historical remuneration levels. Grants of options to executive officers, other than the Chief Executive Officer, are generally based on recommendations of the Chief Executive Officer, also within the parameters discussed with the Compensation Committee.

     The companies that the Compensation Committee considers to be similar to the Company for purposes of making comparisons of competitive remuneration are principally companies in the medical equipment, supplies and services industry and other comparable companies that provide services to hospitals, hotels and other institutions.

     The Compensation Committee has traditionally taken a conservative approach to base salary increases, choosing to provide at risk incentive to executive officers primarily through the Company's stock option plans. During the transition period in which COHR had an interim CEO, the Compensation Committee authorized employment agreements with five executive officers deemed important to assure needed organizational stability to provide key management motivation to contribute to the Company's success. Such agreements included salary continuation in the event of certain termination events and cash incentives, e.g., a retention bonus payable if the executive is still employed at certain benchmark dates and a bonus tied to the Company's performance and the performance of the executive's division. In certain instances, the base salaries were also increased. The increased salaries were deemed appropriate based upon comparisons to comparable executive positions at similar organizations and recognizing the need to offer an incentive to enter into an employment agreement and thereby retain the services of these key executives.

     Options are granted under the Company's 1995 Stock Option Plan and 1996 Stock Option Plan in order to give key managerial employees and non-employee members of the Company's Board of Directors a stake in the long-term success of the Company. Awards to executive officers are made from time to time within the discretion of the Compensation Committee. Factors considered by the Compensation Committee in determining the timing of grants under the plans and the number of shares subject thereto are similar to the factors considered by the Compensation Committee as described above in adjusting base salaries.

     The Compensation Committee considers a variety of factors in making determinations with respect to executive compensation, including the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility by corporations of executive compensation in excess of $1 million per executive per year. The Company believes that the 1995 Stock Option Plan qualifies for a temporary exemption from Section 162(m) until the earlier to occur of the year 2000 or a material modification of the 1995 Stock Option Plan. The Company therefore believes that the options granted under the 1995 Stock Option Plan should not be subject to
Section 162(m)'s deductibility limits. The Company also believes that the options that have been or will be granted under the 1996 Stock Option

Plan should not be subject to the Section 162(m) deductibility limit. The non-equity based compensation paid to the Chief Executive Officer and the four highest paid other executive officers in fiscal 1998, and expected to be paid in fiscal 1999, does not exceed $1 million for any individual. The Compensation Committee is intended to be comprised of outside directors for the purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                          By the Committee:

                                          Frederick C. Meyer
                                          Louis A. Simpson

                 COMPARISON OF STOCKHOLDER RETURN ON INVESTMENT

     The following graph compares the cumulative total stockholder return on a $100 investment in the Common Stock of the Company from February 16, 1996, the first day of trading of the Company's Common Stock on The Nasdaq Stock Market, through March 31, 1998 (the "Measurement Period") with the cumulative total return (assuming reinvestment of dividends) of a $100 investment in (i) the Russell 2000 Index, a broad equity market index, and (ii) a peer group of national outsourcing service organizations for hospitals, integrated health systems and alternate site providers believed by the Company's management to be comparable to those of the Company and consisting of those companies specified below.

                COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE
            COMPANY, THE RUSSELL 2000 INDEX AND PEER GROUP COMPANIES

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)             COHR INC.          PEER GROUP       RUSSELL 2000 INDEX
2/16/96                                  100.00              100.00               100.00
3/31/96                                  120.37              102.00               102.04
3/31/97                                  170.37               97.02               107.25
3/31/98                                   87.96              156.55               152.28

     Peer Group: Innoserv Technologies, Inc., The ServiceMaster Company, Olsten Corporation, Transcend Services, Inc. and Steris Corporation.

     As used in the foregoing table, the cumulative total stockholder return on the Common Stock of the Company is measured by dividing the difference between the share price at the end and the beginning of the Measurement Period by the share price at the beginning of the Measurement Period. The Company did not pay dividends during the Measurement Period.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     Pursuant to the terms of the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes. One class (Messrs. Gamble, Messenger and Simpson) holds office for a term expiring at the Annual Meeting, a second class (Messrs. Reitnouer and Ritterbush) holds office for a term expiring at the annual meeting of stockholders to be held in 1999 and a third class (Messrs. Barber, Meyer and List) holds office for a term expiring at the annual meeting of stockholders to be held in 2000. At each annual meeting of stockholders of the Company, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. It is intended that the proxies received will be voted for election of Messrs. Gamble, Messenger and Simpson unless authority is withheld, reserving however full discretion to vote such proxies for another person if any nominee is unable or unwilling to serve, an event that is not anticipated. Each of the three directors elected at the Annual Meeting shall hold office until the 2001 annual meeting and until his successor is elected and qualified.

                                                              YEAR FIRST BECAME
                 CURRENT BOARD OF DIRECTORS                      A DIRECTOR
                 --------------------------                   -----------------
James D. Barber, 43                                                 1990
  President and Chief Executive Officer since 1994 and
  Executive Vice President and Chief Operating Officer (1989
  to 1994) of Healthcare Association of Southern California
Stephen W. Gamble, 68                                               1984
  Interim Chief Executive of the Company (November 1997 to
  June 1998); Chairman of the Board of the Company (1984 to
  1994); Chief Executive Officer of Healthcare Association
  of Southern California (1977 to 1994)
Raymond E. List, 54                                                 1998
  President, Chief Executive Officer and Director of the
  Company since June 1998; one of two Managing General
  Partners of the partnership that serves as the general
  partner of Fairfax Partners/The Venture Fund of
  Washington, L.P., an investment and management firm since
  1995; a managing member of Fairfax Management Co. II, LLC, a venture capital firm, since 1996; various senior
  management positions with ICF Kaiser Engineers and others
  for approximately twenty years, including President of ICF
  Kaiser Engineers from 1989 to 1994. A Director of Ensec.
  International, Inc.
Ronnie J. Messenger, 53                                             1984
  Retired; Secretary and Treasurer of the Company (1995 to
  1996); Director (1992 to present), President and Chief
  Executive Officer (1992 to 1997) and President and Chief
  Operating Officer (1984 to 1992) of Paracelsus Healthcare
  Corporation, an owner and operator of hospitals and
  healthcare systems
Frederick C. Meyer, 58                                              1988
  President and Chief Executive Officer (since 1995) and
  Chief Operating Officer (1992 to 1995) of Southern
  California Healthcare Systems, an owner and operator of
  hospitals, medical groups and ancillary services;
  President and Chief Executive Officer of Methodist
  Hospital of Southern California (1985 to 1992); Director
  of CEC Properties Inc.

                                                              YEAR FIRST BECAME
                 CURRENT BOARD OF DIRECTORS                      A DIRECTOR
                 --------------------------                   -----------------
Lynn P. Reitnouer, 65                                               1985
  Chairman of the Board of the Company (since November 1997
  and 1995-1996); partner, Crowell, Weedon & Co., an
  investment banking firm, since 1969; Director of Hollywood
  Park, Inc.; Governor of the National Association of
  Securities Dealers, Inc. (1986 to 1989); President (since
  1985) and Director (since 1975) of Forest Lawn Memorial
  Park Association, a privately held company
Stephen W. Ritterbush, 51                                           1998
  A venture capitalist, including since 1989 as one of two
  Managing General Partners of the partnership that serves
  as the general partner of Fairfax Partners/The Venture
  Fund of Washington, L.P., an investment and management
  firm and, since 1996, a managing member of Fairfax
  Management Co. II, LLC; Director of CollaGenex
  Pharmaceuticals, Inc.
Louis A. Simpson, 61                                                1995
  President and Chief Executive Officer, Capital Operations
  (since 1993) of GEICO Corporation and Vice Chairman of the
  Board (1985 to 1993) of GEICO Corporation; Director of
  Potomac Electric Power Company, MediaOne Group, Inc.,
  Pacific American Income Shares and Western Asset Trust,
  Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were 14 meetings of the directors during the fiscal year ended March 31, 1998. Each director, except Paul Chopra, attended at least 75% of the aggregate number of the meetings of the Board of Directors and Committees.

     The Company's Compensation Committee had 9 meetings during the fiscal year ended March 31, 1998. The principal functions of this committee are to review the performance of the Chief Executive Officer of the Company and recommend to the Board of Directors of the Company annual salary and bonus amounts for the Chief Executive Officer and review salary parameters with the Chief Executive Officer for other executive officers. The Compensation Committee also administers the Company's 1995 Stock Option Plan and 1996 Stock Option Plan. Messrs. Meyer and Simpson constitute the membership of the Compensation Committee. Mr. Matsuura, who was a member of the Compensation Committee, resigned as a director on May 22, 1998.

     The Company's Audit Committee had two meetings during the fiscal year ended March 31, 1998. This committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports and reviews the performance of overall accounting and financial controls of the Company. The members of the Audit Committee are Messrs. Barber and Meyer. Mr. Matsuura, who was a member of the Audit Committee, resigned as a director on May 22, 1998.

     The Company does not have a nominating committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Healthcare Association of Southern California, ("HASC") is a regional trade association comprised of hospitals, integrated health systems, nursing homes and medical groups. HASC owned approximately 12.5% of the Company's Common Stock as of July 10, 1998. The member organizations of HASC have been substantial consumers of the Company's products and services; HASC derives no direct payment or benefit from the transactions between the members and the Company by virtue of such membership relationship. HASC and the Company have shared administrative services since 1976 and shared corporate offices from 1976 until September 1996. In anticipation of the Company moving its corporate office and certain operations to separate facilities in September 1996, HASC and the Company entered into a three-year administrative services agreement, terminable on ninety days' notice. This agreement provided that HASC will pay the

Company a fee for specified administrative services to be provided by the Company, including accounting and finance, human resources and certain office services support. This fee is subject to annual adjustment by the cost of living index. In fiscal 1998, this fee was $311,000. HASC has notified the Company of its intention to terminate this agreement and the parties have agreed to continue certain of such services on a month to month basis until HASC transitions to a new provider of such administrative services.

     Mr. Barber, a director of the Company and a member of the Audit Committee, is the President and Chief Executive Officer and a director of HASC.

     Mr. Reitnouer is a partner of Crowell, Weedon & Co., an investment banking firm, which performed services for the Company during the fiscal year ended March 31, 1998. The amount of compensation received by Crowell, Weedon & Co. for such services did not exceed five percent of its consolidated gross revenues for its last full fiscal year.

CERTAIN LEGAL PROCEEDINGS

     The Company, certain of its present and former officers and directors and others are named as defendants in four purported class action lawsuits which allege, among other things, false and misleading statements in various public disclosures in violation of federal and/or state securities laws. Sherleigh Associates Inc. Profit Sharing Plan v. Cohr, Inc. et al. (Case No. 98-3028 JSL) was filed in the United States District Court for the Central District of California on or about April 21, 1998. Zabronsky et al. v. Cohr, Inc. et al. (Case No. 98-3493 JSL) was filed in the same court on May 6, 1998. Bird v. Cohr, Inc. et al. (Case No. 98-4177 WMB) was filed in the same court on May 27, 1998. Leeds v. Malhotra et al. (Case No. BC198490) was filed in the Superior Court of the State of California, Los Angeles County, on April 16, 1998. The plaintiffs in each action seek to represent a class of purchasers of the Company's common stock during various time periods between 1996 and 1998.

     The plaintiffs in each of the three federal actions filed in the United States District Court for the Central District of California assert claims of violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and of certain regulations promulgated thereunder. The plaintiffs in each of the three federal actions seek unspecified compensatory damages, interest, attorneys fees and costs, and injunctive and/or other relief as permitted by law. The plaintiff in the action filed in California Superior Court asserts claims of violations of California Corporations Code Sections 25400 and 25500. The plaintiff in that action seeks unspecified compensatory damages, interest, attorneys fees and costs, and injunctive and/or other relief as permitted by law. No class has been certified in any of these actions.

     A shareholder of the Company has brought a derivative lawsuit purportedly on behalf of the Company, alleging breaches of fiduciary duty and related claims, and naming certain of its present and former officers and directors as defendants, with the Company as a nominal defendant. This action, which is entitled Schug v. Chopra et al. (Case No. BC190933) was filed in the Superior Court for the State of California, Los Angeles County, on May 12, 1998. The shareholder-plaintiff seeks unspecified compensatory and punitive damages, disgorgement of profits and gains, attorneys fees and costs, injunctive relief, and other relief as permitted by law.

     The Securities and Exchange Commission (the "SEC") is conducting an investigation relating to the Company. The Company understands that the investigation relates to, among other things: (1) the accuracy of the Company's financial statements and periodic filings with the SEC; (2) the accuracy of the Company's books and records; (3) the adequacy of the Company's system of internal accounting controls; and (4) trading of the Company's securities by certain present or former officers, directors, or employees, or other persons. The Company intends to cooperate fully with the SEC's investigation.

     Management is unable to predict at this time the final outcome of the matters described above or whether the resolution of such matters will materially affect the Company's results of operations, cash flows or financial position.

DIRECTORS' COMPENSATION

     The Company pays an annual fee of $12,000 to its directors who are not employees or officers of the Company. The Company's policy is that directors who are employees or officers of the Company are not paid directors fees. Mr. Chopra did not receive a fee for serving as Chairman of the Board. During the fiscal year ended March 31, 1998, in addition to receiving the directors fees described above, Mr. Reitnouer received $122,500 for serving as Chairman of the Board. The Company also reimburses directors for expenses incurred in connection with their activities on behalf of the Company. In addition, each non-employee director receives $1,000 for attending each meeting of the Board of Directors or a committee thereof. Directors also participated in the 1995 Stock Option Plan of the Company and are entitled to participate in the 1996 Stock Option Plan. Each non-employee director was granted options under the 1995 Stock Option Plan to purchase 2,500 shares of Common Stock on the first and second anniversary dates of the effective date of the Company's initial public offering (February 22, 1996). Each non-employee director was granted options under the 1996 Stock Option Plan, exercisable after six months from the date of grant, to purchase 5,000 and 10,000 shares of Common Stock. Mr. Reitnouer was granted an option under the 1996 Stock Option Plan to purchase 30,000 shares of Common Stock in lieu of the grant to purchase 10,000 shares. Such options have vested. See the table above entitled "Stock Option Grants in 1998 Fiscal Year" regarding grants made to Mr. Gamble in his capacity as interim Chief Executive Officer.

     During the 1998 fiscal year, prior to his appointment as Interim Chief Executive Officer and President, Stephen W. Gamble performed consulting services for the Company from time to time. Such services primarily related to strategic planning. The aggregate remuneration for consulting services paid to Mr. Gamble in fiscal 1998 was $53,280.

VOTING; RECOMMENDATION OF BOARD OF DIRECTORS

     As permitted by Delaware law, the Bylaws of the Company provide that no stockholder may cumulate votes, that is, cast for any one or more candidates a number of votes greater than the number of the stockholder's shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH
HEREIN.

                                 PROPOSAL TWO:

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Executive Committee, the Board of Directors has selected Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 1999.

     A representative of Deloitte & Touche LLP is expected to attend the annual meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.

                                 OTHER MATTERS

     The directors know of no other matters to be presented for action at the Annual Meeting. As to any matter which may properly come before the Annual Meeting, the proxies confer discretionary authority on the persons named therein and those persons will vote their proxy in accordance with their best judgment with respect thereto.

                                          By Order of the Directors

                                          Daniel F. Clark
                                          Chief Financial Officer,
                                          Executive Vice President,
                                          Finance and Secretary

July 24, 1998
Chatsworth, California

PROXY

                                    COHR INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF SHAREHOLDERS AUGUST 14, 1998

         The undersigned stockholder of COHR Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 24, 1998, and hereby appoints Raymond E. List and Lynn P. Reitnouer, and each of them individually, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHR Inc., to be held on August 14, 1998, at 11:00 a.m., local time, at the corporate offices of COHR Inc. at 21540 Plummer Street, Chatsworth, California and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. IF ANY NOMINEE FOR DIRECTOR IS UNABLE OR UNWILLING TO SERVE OR IS OTHERWISE UNAVAILABLE, SAID PROXIES SHALL HAVE DISCRETION AND AUTHORITY TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT FOR OTHER NOMINEES OR TO DISTRIBUTE SUCH VOTES IN SUCH PROPORTIONS AMONG OTHER NOMINEES AS THEY IN THEIR SOLE JUDGMENT SHALL DETERMINE.

         Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)




                              FOLD AND DETACH HERE

                                                                    Please mark
                                                                   your votes as
                                                                    indicated in
                                                                   this example.

                                                                        /X/


                                                          WITHHELD
                                           FOR            FOR ALL


1. ELECTION OF DIRECTORS                   / /              / /


Nominees:   Stephen W. Gamble,
            Ronnie J. Messenger,
            Louis A. Simpson

WITHHELD FOR:  (Write that nominee's name in the space provided below.)


_______________________________________________________________________

                                                           FOR  AGAINST  ABSTAIN
                                                           / /    / /      / /

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE &
   TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR
   THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31,
   1999


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.


SIGNATURE(S) _________________________________________  DATE __________________

NOTE: Please sign exactly as your name appears on this proxy. If signing for an estate, trust or corporation, your title and capacity should be stated. If shares are held jointly, each holder should sign.



                              FOLD AND DETACH HERE